Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2020, AMN Healthcare Services, Inc. has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (1) our common stock; (2) our preferred stock. Our common stock trades on the New York Stock Exchange under the symbol “AMN.”
The following description of our capital stock summarizes certain provisions of our amended and restated certificate of incorporation (our “certificate of incorporation”) and amended and restated by-laws (our “by-laws”). The description is intended as a summary, and is qualified in its entirety by reference to our certificate of incorporation and our by-laws, copies of which have been filed as exhibits to this Annual Report on Form 10-K. Defined terms used herein, but otherwise not defined, shall have the meaning ascribed to them in this Annual Report on Form 10-K.
Our authorized capital stock currently consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock.
Common Stock
The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. The holders of our common stock are entitled to receive dividends when, as, and if declared by our board out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in our assets legally available for the distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which may be issued in the future.
Preferred Stock
Our preferred stock may be issued from time to time in one or more series. Our board is authorized to fix the dividend rights, dividend rates, any conversion rights or right of exchange, any voting rights, rights and terms of redemption, the redemption price or prices, the payments in the event of liquidation, and any other rights, preferences, privileges, and restrictions of any series of preferred stock and the number of shares constituting such series and their designation.
Depending upon the rights of such preferred stock, the issuance of preferred stock could have an adverse effect on holders of our common stock by delaying or preventing a change in control, adversely affecting the voting power of the holders of common stock, including the loss of voting control to others, making removal of the present management more difficult, or resulting in restrictions upon the payment of dividends and other distributions to the holders of common stock. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.
Certain Certificate of Incorporation, By-Law and Statutory Provisions
The provisions of our certificate of incorporation and by-laws and of the Delaware General Corporation Law summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares.
Directors’ Liability; Indemnification of Directors and Officers
Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except:

Exhibit 4.5

•	for any breach of the duty of loyalty;

•	for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;

•	for liability under Section 174 of the Delaware General Corporation Law (relating to unlawful dividends, stock repurchases, or stock redemptions); or

•	for any transaction from which the director derived any improper personal benefit.
This provision does not limit or eliminate our rights or those of any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under federal securities laws. In addition, our certificate of incorporation and by-laws provide that we indemnify each director and the officers, employees, and agents determined by our board to the fullest extent provided by the laws of the State of Delaware.
Special Meetings of Stockholders
Our by-laws provide that special meetings of stockholders may be called only by (i) the board, (ii) the chairman or the presiding director (if one has been designated), or (iii) the holders of record who for at least one year continuously own in the aggregate not less than 15 percent of the outstanding shares of common stock prior to the date such request is delivered to the secretary, subject to certain other additional requirements set forth in our by-laws.
Advance Notice Requirements For Stockholder Proposals and Director Nominations
Our by-laws establish advance notice procedures for:

•	stockholders to nominate candidates for election as a director; and

•	stockholders to propose topics at stockholders’ meetings.
Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or the directors are to be elected. The notice must contain the information specified in our by-laws. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 120 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.
Proxy Access
Our by-laws provide that a stockholder, or a group of up to 20 stockholders, that has continuously owned at least three percent of the outstanding common stock for three years, may nominate and include in our annual meeting proxy materials a number of director nominees not to exceed the greater of two individuals or 20% of the number of directors then serving on the board of directors. Such nominations are subject to additional requirements set forth in our by-laws, including the requirement that we must receive notice of such nominations not less than 120

Exhibit 4.5

days nor more than 150 days prior to the first anniversary of the filing date of our definitive proxy statement for the prior year’s annual meeting of stockholders.
Anti-Takeover Provisions of Delaware Law
In general, Section 203 of the Delaware General Corporation Law prevents an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) of a Delaware corporation from engaging in a business combination (as defined) for three years following the date that person became an interested stockholder unless various conditions are satisfied. Under our certificate of incorporation, we have opted out of the provisions of Section 203.
Transfer Agent And Registrar
The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.